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                                                                     Exhibit 2.1


                               AGREEMENT OF MERGER

            THIS AGREEMENT OF MERGER dated as of June ___, 1998 (the "Agreement"), by and between Aurora Foods Inc., a Maryland corporation ("Aurora") and A Foods Inc., a Delaware corporation ("A Foods").

                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Aurora and A Foods deem it advisable that Aurora merge with and into A Foods (the "Merger"), upon the terms and conditions herein and in accordance with the laws of the States of Delaware and Maryland.

            NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1. TERMS

            1.1. At the Effective Time (as hereinafter defined) of the Merger, Aurora shall be merged with and into A Foods, with A Foods as the surviving corporation (hereinafter also referred to as the "Surviving Corporation").

            1.2. The Surviving Corporation is A Foods Inc.

            1.3. At the Effective Time, each share of Common Stock of Aurora issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and thereafter represent solely the right to receive from the Surviving Corporation the sum of $1.00 and all such issued and outstanding shares shall be cancelled and retired. No shares of Common Stock of Aurora shall be issuable as a result of the Merger.

            1.4. Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of the Constituent Corporations (as hereinafter defined); and all rights, privileges, powers and franchises of the Constituent Corporations shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.

SECTION 2. EFFECTIVE TIME

            2.1. Subsequent to the execution of this Agreement, Aurora and A Foods (collectively, the "Constituent Corporations") shall each submit this Agreement to their respective stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware
and the General Corporation Law of the State of Maryland.
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            2.2. Following approval of this Agreement in accordance with Section
2.1 above, and provided that:

            (a) each of the Constituent Corporations shall have received the approval of its stockholders as required under law; and

            (b) this Agreement has not been terminated and abandoned pursuant to
Section 4.2 hereof; the Surviving Corporation will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of States of the States of Delaware and Maryland, as provided by law.

            2.3. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being herein referred to as the "Effective Time").

SECTION 3. CERTIFICATE OF INCORPORATION AND BY-LAWS; BOARD OF DIRECTORS

            3.1. The Certificate of Incorporation of A Foods constituted at the Effective Time shall be amended by changing its name in Article FIRST to "Aurora Foods Inc." and as so amended shall thereafter be the Certificate of Incorporation of the Surviving Corporation until such time as it shall be further amended as provided by law.

            3.2. The By-Laws of A Foods shall be the By-Laws of the Surviving Corporation, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation.

            3.3. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of A Foods immediately prior to the Effective Time, to hold office until the expiration of their then current terms and until their respective successors shall be elected.

            3.4. From and after the Effective Time, the officers of A Foods shall consist of the officers of A Foods immediately prior to the Effective Time, to hold office until the next annual meeting of the Stockholders of A Foods and until their respective successors are elected and appointed.

SECTION 4. AMENDMENT AND TERMINATION

            4.1. To the fullest extent permitted by applicable law, the Constituent Corporations, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such a manner as may be agreed upon by them in writing at any time prior to the Effective Time, even though the Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.
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            4.2. This Agreement may be terminated and the Merger abandoned for any reason by resolution adopted by either of the respective Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, even though this Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.


                                       AURORA FOODS INC.,
                                       a Maryland corporation


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       A FOODS INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title: